Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form F-3 No. 333-111040) of Teléfonos de México, S.A. de C.V. and in the related prospectus of our report dated March 6, 2006, except for Notes 2 and 15g), as to which the date is April 7, 2006, and Notes 6 and 19, as to which the date is May 19, 2006, with respect to the consolidated financial statements of Teléfonos de México, S.A. de C.V. included in this Annual Report (Form 20-F) for the year ended December 31, 2005.

Mancera, S.C.,

A Member Firm of

Ernst & Young Global

/s/ Fernando Espinosa López

C.P.C. Fernando Espinosa López

Mexico City, Mexico

June 26, 2006